Exhibit 99.1

Douglas H. Kelsall
6117E. Princeton Ave.
Englewood, CO 80111

September 15, 2008

Chris Sapyta
Chairman, Board of Directors
Smart Move, Inc.

Re: Resignation

Dear Chris and Fellow Board Members:

As you know I have previously discussed my increasing work load and time commitments associated with my full time position as President of ESM. ESM is experiencing rapid growth and is presently engaged in acquisition and financing discussions with several parties. Unfortunately, these activities and other responsibilities are consuming all of my time and I simply do not have sufficient time to dedicate to my position as a member of the Smart Move, Inc. Board of Directors and Audit Committee Chairman. Therefore, I am resigning my position effective as soon as an acceptable replacement is identified. In this regard, I understand that Mr. McGonegal may be prepared to join the board and assume the position as Audit Committee Chair. I have reviewed Mr. McGonegal’s qualifications and would support his appointment as my replacement. I am prepared to work with Mr. McGonegal or any other candidate in the timely transition of my responsibilities.

In tendering my resignation, I want to assure you, my fellow board members, our external auditors and shareholders, that my resignation is personal and that I have no disagreements with management or our external auditors over the financial reporting of the company. As I have expressed on a number of occasions, I am encouraged by Smart Move’s growth, but remain concerned over the company’s ongoing need for additional capital to pursue its business plan with its current operating structure and in light of the current capital markets.

I have enjoyed working with all of you and wish you and the company the best future success.

Very Truly Yours,

/s/ Douglas H. Kelsall

Douglas H. Kelsall